As filed with the Securities and Exchange Commission on August 11, 2010
Registration No. 333-131880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRAINSTORM CELL THERAPEUTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8133057
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

110 East 59th Street New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2004 Global Share Option Plan
Amended and Restated 2005 U.S. Stock Option and Incentive Plan
(Full Title of the Plan)

Liat Sossover
Chief Financial Officer
Brainstorm Cell Therapeutics Inc.
110 East 59th Street
New York, New York 10022
(Name and Address of Agent for Service)

(212) 557-9000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas B. Rosedale, Esq.
BRL Law Group LLC
425 Boylston Street, 3rd Floor
Boston, Massachusetts 02116
(617) 399-6931

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-131880) filed by Brainstorm Cell Therapeutics Inc., a Washington Corporation (the “Predecessor”) on February 15, 2006 (the “Original Registration Statement”) is filed pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Act”). As a result of the reincorporation of the Predecessor into Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Registrant”), the Registrant hereby expressly adopts the Original Registration Statement filed by the Predecessor as the Registrant’s own registration statement for all purposes of the Act and the Securities Exchange Act of 1934, as amended. In accordance with Rule 414(d) of the Act, this Post-Effective Amendment sets forth additional information necessary to reflect material changes made in connection with or resulting from the succession, or necessary to keep the Original Registration Statement from being misleading in any material respect.

In addition, on June 5, 2008, the stockholders of the Registrant approved the amendment and restatement of each of the Registrant’s 2004 Global Share Option Plan and 2005 U.S. Stock Option and Incentive Plan in order to increase the number of shares of common stock available for issuance thereunder by 5,000,000 shares.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Thomas B. Rosedale, the Managing Member of BRL Law Group LLC, the Registrant’s outside counsel, owns an aggregate of 402,385 shares of common stock of the Registrant.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant, except to the extent approved by a court.

The Registrant’s Certification of Incorporation provides that the Registrant shall indemnify its present and former directors and officers to the maximum extent permitted by the General Corporation Law of Delaware as from time to time amended. In addition, the Certificate of Incorporation provides that no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (regarding the payment of unlawful dividends and the unlawful purchase or redemption of stock), or (iv) for any transaction in which the director derived an improper personal benefit.

The Bylaws of the Registrant provide that the Registrant shall, to the extent permitted by the Certificate of Incorporation, as amended from time to time, indemnify each person whom it may indemnify pursuant thereto. The Bylaws also provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

The Registrant maintains an insurance policy on behalf of its directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers.

The Registrant has entered into agreements with all of its officers affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 8. Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, ISRAEL on August 11, 2010.

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Abraham Efrati
Name: Abraham Efrati
Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Brainstorm Cell Therapeutics Inc., hereby severally constitute Abraham Efrati, Chaim Lebovits and Liat Sossover, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Brainstorm Cell Therapeutics Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ Abraham Efrati	Chief Executive Officer and Director	August 5, 2010
Abraham Efrati	(Principal Executive Officer)

/s/ Liat Sossover	Chief Financial Officer	August 10, 2010
Liat Sossover	(Principal Financial and Accounting Officer)

	Director	August __, 2010
Irit Arbel

/s/ Abraham Israeli	Director	August 10, 2010
Abraham Israeli

/s/ Robert Shorr	Director	August 9, 2010
Robert Shorr

	Director	August __, 2010
Malcolm Taub

EXHIBIT INDEX

Exhibit Number	Description

4.1
Agreement and Plan of Merger, dated as of November 28, 2006, by and between Brainstorm Cell Therapeutics Inc., a Washington corporation, and Brainstorm Cell Therapeutics Inc., a Delaware corporation, is incorporated herein by reference to Appendix A of the Company’s Definitive Schedule 14A dated November 20, 2006 (File No. 333-61610).

4.2
Certificate of Incorporation of Brainstorm Cell Therapeutics Inc., a Delaware corporation, is incorporated herein by reference to Appendix B of the Company’s Definitive Schedule 14A dated November 20, 2006 (File No. 333-61610).

4.3
ByLaws of Brainstorm Cell Therapeutics Inc., a Delaware corporation, is incorporated herein by reference to Appendix C of the Company’s Definitive Schedule 14A dated November 20, 2006 (File No. 333-61610).

4.4
Amendment No. 1 to ByLaws of Brainstorm Cell Therapeutics Inc., dated as of March 21, 2007, is incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated March 27, 2007 (File No. 333-61610).

5	Opinion of BRL Law Group LLC.

23.1	Consent of BRL Law Group LLC (included in Exhibit 5).

23.2	Consent of Brightman Almagor Zohar & Co., Independent Registered Public Accounting Firm.

24	Power of Attorney (included in the signature pages of this Registration Statement).

99.1
Amended and Restated 2004 Global Share Option Plan and its Israeli Appendix A are incorporated herein by reference to Exhibit A to the Registrant’s Definitive Schedule 14A filed April 29, 2008 (File No. 333-61610).

99.2	Amended and Restated 2005 U.S. Stock Option and Incentive Plan is incorporated herein by reference to Exhibit B to the Registrant’s Definitive Schedule 14A filed April 29, 2008 (File No. 333-61610).